May 18, 1999

Mr. Michael Karfunkel
American Stock Transfer & Trust Company
40 Wall Street
New York, NY  10005

Re:  APPOINTMENT AS RIGHTS AGENT

Dear Mr. Karfunkel:

         Reference is made to the Common Stock Rights Agreement dated as of June 14, 1990 between Reebok International Ltd. (the "Company") and the The First National Bank of Boston (the "Bank") (the "Rights Agreement"). Pursuant to
Section 21 of the Rights Agreement, the Company hereby appoints American Stock Transfer & Trust Company ("AST") as successor Rights Agent under the Rights Agreement as of June 1, 1999 (a copy of which has been provided to you) and AST hereby agrees that (a) it will serve as such successor Rights Agent, (b) by signing below, it shall be a party to the Rights Agreement effective as of June 1, 1999 and be bound by all of the terms and conditions thereof in connection with its role as Rights Agent and (c) it shall be deemed to be Rights Agent for all purposes of the Rights Agreement. AST further agrees that it will mail a notice of its appointment as successor Rights Agent, in the form approved in advance by the Company, to the registered holders of the Rights Certificates as provided in Section 21 of the Rights Agreement.

                                         Sincerely,

                                         REEBOK INTERNATIONAL LTD.


                                         By: /s/ KENNETH WATCHMAKER
                                             Kenneth Watchmaker
                                             Executive Vice President and
                                             Chief Financial Officer



ACCEPTED AND AGREED TO BY
AMERICAN STOCK TRANSFER & TRUST COMPANY


By: /s/ Michael Karfunkel
      Name:  Michael Karfunkel
      Title: President


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